Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Health Care REIT, Inc. for the registration of an indeterminate amount of debt securities, common stock, preferred stock, depository shares, warrants and units, and to the incorporation by reference herein of our report dated February 27, 2009 (except for Notes 4 and 22, as to which the date is May 6, 2009) with respect to the consolidated financial statements and schedules of Health Care REIT, Inc., included in its Current Report on Form 8-K dated May 7, 2009, and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting of Health Care REIT, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Toledo, Ohio	/s/ ERNST & YOUNG LLP
May 7, 2009